EXHIBIT NO. 1

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                            WEST PALM BEACH DIVISION

                                             CASE NO. 00-33738-BKC-PGH
                                             CHAPTER 11
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IN RE:

EAGLEVIEW TECHNOLOGIES, INC.,

     Debtor,
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                      ORDER GRANTING DEBTOR-IN-POSSESSION'S
                 MOTION FOR AUTHORIZATION TO GRANT SANJAY MODY
                PROXY RIGHTS IN DISTINCTIVE DEVICES, INC. SHARES
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     THIS MATTER came before the Court on Wednesday, February 7, 2001, at 9:30
a.m., upon the Motion filed by the Debtor-in-Possession for Authorization to Grant Sanjay Mody Proxy Rights in Distinctive Devices, Inc. Shares, as well as the objections thereto filed by the Official Committee of Unsecured Creditors and Distinctive Devices, Inc. The Court, having reviewed the Court file, having heard the arguments of counsel, having noted the ore tenus modification to the relief sought by the Debtor-in-Possession, and the Court being otherwise duly advised in the premises, does hereby

ORDER AND ADJUDGE, as follows:

     1. The Debtor-in-Possession's Motion for Authorization to Grant Sanjay Mody Proxy Rights in Distinctive Devices, Inc. Shares, and as modified at the hearing ore tenus, is GRANTED.

     2. The Debtor-in-Possession is authorized to grant to Sanjay Mody a limited, revocable proxy for the sole and limited purpose of removal of any or all of the directors of Distinctive Devices, Inc., and/or for the election of new directors of Distinctive Devices, Inc. The form of the revocable proxy which the Debtor is authorized to grant to Mr. Mody is attached hereto as Exhibit "A".

     3. Before Mr. Mody may exercise his proxy rights in the Debtor's shares of Distinctive Devices, Inc., Mr. Mody must advise and consult with the


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Debtor concerning the appointment or election of any new member to the Board of
Directors of Distinctive Devices, Inc., and obtain approval from the Debtor-in-Possession regarding same.

     4. With respect to any business plan under which Mr. Mody proposes Distinctive Devices, Inc. proceed, Mr. Mody shall be further required to advise and consent with the Debtor concerning the implementation of such business plan, and get the Debtor's approval before implementing same.

     5. Upon Mr. Mody's consultation with the Debtor-in-Possession concerning the appointment of any new member to the Board of Directors of Distinctive Devices, Inc., or the implementation on a going forward basis of any business plan for Distinctive Devices, Inc., the Debtor-in-Possession, in its discretion, may share such information with the Official Committee of Unsecured Creditors. However, the Committee shall have no right to veto any decision ultimately made by the Debtor-in-Possession with respect to the appointment of a Board of Director member or a business plan proposed with respect to Distinctive Devices, Inc.

     ORDERED in the Southern District of Florida on    February 20, 2001
                                                    ----------------------------

                               /s/ Paul G. Hyman
                         ------------------------------
                               PAUL G. HYMAN, JR.
                         United States Bankruptcy Judge


Copies furnished to:
-------------------
Robert P. Charbonneau, Esquire
[Mr. Charbonneau is directed to serve a
copy of this Order on all interested
parties and file a Certificate of Service]


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